Exhibit 10.30

SEPARATION AGREEMENT

This agreement (the “Agreement”) effective on the last day executed below, is entered into between DANIEL FREEMAN (“Employee”) and ACCELERA INNOVATIONS, INC., a Delaware corporation (“Employer”) relating to Employee’s employment and separation from employment with Employer and its subsidiaries.

In consideration of the execution and delivery of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Separation from Employment and Severance Payment.

1.1.	Employee’s separation was effective March 20, 2015 (the “Separation Date”).

1.2.	In exchange for the promises which Employee makes in this Agreement below, Employer hereby agrees to:

(a)	Pay Employee the sum of $100,000 at such time as Employer closes on a financing transaction or offering of its securities where the Employer receives a minimum of $2,000,000 in cash; and

(b)	Award Employee a fully vested option to purchase 409,000 shares of Employer’s common stock (the “Option”) at an exercise price of $.0001 per share. The Option will expire on September 30, 2024.

1.3.	The Severance Award covers all of the Employer’s obligations to Employee for earnings and compensation and supersedes all previous stock option awards of Employer to Employee whether vested or unvested. Employee hereby confirms that all such previous stock option awards, if any, are hereby waived by Employee. Employee acknowledges that no other compensation, stock awards, vacation pay, sick pay or any other money is currently owed to Employee and any amounts previously due are hereby waived by Employee.

2.	Covenants of Employee and Employer.

2.1.	As of the Separation Date, Employee shall resign as Employer’s Chief Financial Officer and from any and all other offices or positions Employee may have had with Employer or any of its subsidiaries or affiliated companies effective on the Separation Date. Employee hereby confirms that Employee’s resignation was not the result of any disagreement with Employer on any matter relating to its operation, policies (including accounting or financial policies) or practices.

2.2.	In exchange for the promises which Employer makes in this Agreement, Employee promises to waive and to release Employer from liability for all rights and claims, whether or not they are presently known to exist, that Employee has against Employer relating in any way to Employee’s employment or separation from employment with Employer and its subsidiaries.

2.3.	The rights and claims which Employee waives and releases in this Agreement include, to every extent allowed by law, those arising under the Employee Retirement Income Security Act of 1974, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Vietnam Era Veteran’s Readjustment Assistance Act of 1974, the Occupational safety and Health Act, the Immigration reform and Control Act of 1986, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Worker’s Benefit Protection Act, and the Florida Civil Rights Act. This is not a complete list, and Employee waives and releases all similar rights and claims under all other federal, state and local discrimination provisions and all other statutory and common law causes of action relating in any way to Employee’s employment or separation from employment with Employer.

2.4.	Employee hereby agrees to remise, release, acquit, satisfy, and forever discharge Employer, of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which Employee ever had, now has, or which any personal representative, successor, heir or assign of Employee, hereafter can, shall or may have, against Employer, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of this Agreement.

2.5.	Employee agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or government agency in any claim against Employer, except, unless, and only pursuant to a lawful subpoena issued to Employee or as permitted by law. If such a subpoena is issued, Employee will immediately notify Employer and provide it with a copy of the subpoena. Employer shall be responsible for Employee’s reasonable legal fees incurred in connection with responding to any such subpoena,government investigation or other lawsuit involving Employer.

2.6.	Employee agrees and promises not to undertake any disparaging conduct directed at Employer and shall refrain from making any negative or derogatory statements concerning Employer.

2.7.	Employee agrees to waive Employee’s right to future employment with Employer which Employee ever had, may now have, or may hereafter have, whether known or unknown to Employee at the time of execution of this Agreement.

2.8.	Employee understands and agrees that as of the Separation Date, Employee was and is no longer authorized to incur any expenses or obligations or liabilities on behalf of Employer.

2.9.	Employee acknowledges and agrees that, during the period of Employee’s employment by Employer, Employee had access to confidential, proprietary, strategic and sensitive information relating to Employer’s business and affairs and the business and affairs of its affiliates and clients, including, without limitation, materials used for identifying clients, client information and lists, information concerning ongoing and potential assignments, internal operating procedures, business plans, projections, valuations techniques, financial models and research data. Employee also acknowledges and agrees that such information is special and unique to Employer and its affiliates and clients. Employee hereby agrees and covenants that Employee will not, directly or indirectly, publish, disclose or make accessible to any other person, firm, corporation, organization or entity, including, without limitation, any member of her family, any confidential, proprietary, strategic or sensitive information whatsoever relating, directly or indirectly, to Employer’s clients, including such clients’ names, business, or affairs or the business or affairs of any of Employer’s affiliates or clients, that Employee may learn or initiate and develop a business relationship with during Employee’s employment by Employer, whether or not such information is specifically designated as confidential, proprietary, strategic or sensitive except as required by Employer and Employee in connection with any future work Employee may perform on behalf of Employer.

2.10.	Employee will not at any time after the Separation Date disclose or use for Employee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Employer and any of its subsidiaries or affiliates, any trade secrets, information, data or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of Employer, generally, or of any subsidiary or affiliate of Employer, however, that the foregoing shall not apply to information which is not unique to Employer, or which is generally known to the industry or the public other than as a result of Employee’s breach of this Agreement. Employee agrees to destroy or return to Employer all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom (including electronic media containing such information) in any way relating to the business of Employer and its affiliates, except that Employee may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence upon request from Employer. Employee further agrees that Employee will not retain or use for Employee’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Employer or its affiliates.

2.11.	Non-Solicitation. Employee hereby further agrees that, for a period of two years after the Separation Date, Employee shall not, directly or indirectly, as an owner, officer, director, employee or agent, do any of the following: (i) reveal the name of, contract with, accept employment with, solicit, persuade, interfere with or endeavor to entice away from Employer or any of its affiliates or subsidiaries, any of their respective clients, agents, representatives or employees; or (ii) employ or offer to employ any person who, at any time up to the effective date of such termination, was an employee, agent or representative employed or retained by Employer or any of its affiliates within a period of one (1) year after such person is no longer employed or retained by Employer or any of its affiliates. In addition to, and not in limitation of the other provisions hereof or of any other Agreement between Employee and Employer, Employee shall not at any time in any manner interfere with, disturb, disrupt, decrease or otherwise jeopardize the business of Employer or its affiliates or do or permit to be done anything which may tend to take away or diminish the trade, business or good will of Employer or its affiliates or give to any person the benefit or advantage of Employer’s or its affiliates methods of operation, advertising, publicity, training, clients or prospective clients, or any other information relating or useful to the business of Employer or its affiliates.

2.12.	Employee hereby certifies and the Employer hereby acknowledges that Employee has returned to Employer, all of Employer’s property, including computer and office equipment, office keys, phone card, security access card, credit card, client and work files and other related materials.

2.13.	Employee agrees not to disclose the contents of this Agreement to anyone except Employee’s attorney or spouse, provided they agree to this confidentiality clause.

2.14.	Employee agrees that Employee will be responsible for Employee’s own attorneys’ fees incurred in connection with the negotiation, preparation and execution of this Agreement and that Employee unconditionally releases and discharges Employer from any claim for such attorneys’ fees incurred by Employee or on Employee’s behalf.

2.15.	Employee agrees and acknowledges that this Agreement does not constitute an admission by Employer of any violation of any federal, state, or local statue or regulation, or any violation of any of Employee’s rights or of any duty owed by Employer to Employee.

2.16.	No later than the date as of which an amount first becomes includible in Employee’s gross income for federal income tax purposes with respect to any Shares issued as part of the Severance Award, Employee shall pay to Employer, or make arrangements satisfactory to Employer regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld by Employer with respect to the issuance of the Shares, which amounts may be estimated by Employer (the “Estimated Applicable Taxes”). The amount of the Estimated Applicable Taxes will be an estimate of the actual taxes Employee may be required to pay in connection with the Severance Award and the actual amount of taxes may be more or less than the amount estimated by Employer. The obligations of Employer under this Agreement to issue the Shares shall be conditioned on compliance by Employee with this paragraph, and Employer shall, unless provision for payment of tax withholding is otherwise made or directed by Employee and to the extent permitted by law, have the right to deduct any such taxes from any other sums due or to become due from Employer, including from the proceeds from the sale of the Shares required to satisfy the withholding requirement. Notwithstanding anything to the contrary contained herein, Employee shall be responsible for the payment of all taxes required to be paid in connection with the issuance of the Shares which are part of the Severance Award.

2.17.	Employer hereby agrees to remise, release, acquit, satisfy, and forever discharge Employee, of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which Employee ever had, now has, or which any personal representative, successor, heir or assign of Employer, hereafter can, shall or may have, against Employee, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of this Agreement.

2.18.	Employer agrees and promises not to undertake any disparaging conduct directed at Employee and shall refrain from making any negative or derogatory statements concerning Employer.

3.	Representations of Employee.

3.1.	Employee hereby acknowledges that Employee is aware that the United States securities laws prohibit any person who has material, nonpublic information concerning Employer from purchasing or selling securities of Employer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Furthermore, Employee hereby represents that Employee has not purchased or sold any securities of Employer through the date hereof in violation of any state or federal securities laws.

4.	Opportunity to Review and Right of Revocation.

4.1.	Employee acknowledges that Employer advised Employee of Employee’s right to consider the terms of this Agreement for 21 days after its delivery, and Employee, after consulting counsel, hereby irrevocably waives that right.

4.2.	Pursuant to federal law, this Agreement is revocable by Employee for seven days following Employee’s execution of the Agreement (“Revocation Period”). To be effective, such revocation must be in writing signed by the Employee and must be delivered to the Chief Executive Officer or any Vice President of the Employer before 11:59 p.m., on the last day of the Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. Employee understands that if Employee revokes this Agreement, Employee will lose all benefits of this Agreement. The promises of Employer in this Agreement will go into effect only if Employee has not revoked the Agreement within the Revocation Period.

5.	Miscellaneous.

5.1.	Employee acknowledges and warrants that Employee has had the opportunity to and been advised to obtain independent legal advice regarding Employee’s duties, obligations and responsibilities under this Agreement and has been advised of each and every legal right and obligation enumerated within or arising out of this Agreement or has voluntarily declined same.

5.2.	This Agreement shall be interpreted and enforced in accordance with the laws of the State of Illinois. In consideration of his engagement by Employer, Employee hereby understands and agrees to submit to final and binding arbitration any and all claims, controversies and disputes of any nature whatsoever arising out of or related in any way to this Agreement or to his engagement by Employer, including, without limitation, any and all claims, controversies and disputes related to his hiring, the terms of his engagement or the termination of his engagement. Employee specifically agrees, without limiting the interpretation of this section, to forego litigation and to submit to binding arbitration all claims, controversies and disputes under the following: 1) Title VII (Equal Employment Opportunity Act); 2) the Federal Age Discrimination Employee Act (ADEA), 3) any other applicable Employee or human rights laws, rules and regulations, including, without limitation, any city and state laws; and 4) the Employment Retirement Income Security Act (ERISA). Said arbitration shall be under the rules and auspices of a third party which Employer, in its sole discretion, shall elect.

5.3.	Employee hereby understands and agrees that Employer may, at any time prior to the initial arbitration hearing pertaining to such dispute or controversy, seek, by application to the United States District Court for the State of Illinois or the Court of the State of Illinois for CookCounty, any such temporary or provisional relief or remedy provided for by the laws of the United States of America or the laws of the State of Florida as would be available in an action based upon such dispute or controversy in the absence of an agreement to arbitrate. The parties acknowledge and agree that it is their intention to have any such application for temporary or provisional relief decided by the court to which it is made and that such application shall not be referred to, removed to or settled by arbitration. No such application to said court for temporary or provisional relief, nor any act or conduct by either party in furtherance of or in opposition to such application, shall constitute a relinquishment or waiver of any right to have the underlying dispute or controversy, with respect to which such application is made, subject to final and binding arbitration in accordance with Section 4.2 above.

5.4.	This Agreement and the agreements referenced herein represent the sole and entire agreement between the parties and supersedes any and all prior agreements, negotiations, and discussions between the parties or their respective counsel with respect to the subject matters covered in this Agreement.

5.5.	Notwithstanding the foregoing, the parties agree that the any and all prior offer letters and agreements between the parties shall be terminated effective on the date of this Agreement and none of provisions thereunder shall survive.

5.6.	If either party initiates proceedings for the other’s breach of this Agreement, the prevailing party shall recover attorneys’ fees and costs, including such fees and costs on any enforcement or appeal proceedings.

5.7.	If one or more paragraphs of this Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Agreement, which shall remain in full force and effect.

5.8.	This Agreement may be modified only by a writing signed by both parties.

5.9.	Both parties agree that, unless required by law or by a court of competent jurisdiction, this Agreement shall remain confidential and will not be used for any purpose other than enforcing its specific terms in any proceeding between the parties. If this document must be filed in any court proceeding, the person seeking to file it will do so only under seal, unless expressly prohibited by the court.

5.10.	This Agreement may be executed in two counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document.

5.11.	The term “Employer” refers to Accelera Innovations, Inc., a Delaware corporation, any or all current or former affiliated corporations, parent corporations, partnerships, divisions, related companies and subsidiaries, and the officers, directors, shareholders, employees, agents, attorneys, successors and assigns of the Employer.

IN WITNESS WHEREOF, Employee and Employer have agreed upon and signed this Agreement as of the date set forth below.

EMPLOYEE:		EMPLOYER:

Accelera Innovations, Inc.

Sign:	/s/ Daniel Freeman	By:	/s/ Geoff Thompson
	DANIEL FREEMAN	Name:	Geoff Thompson
		Title:	Chairman of the Board

Date: 5/8/2015		Date: 5/8/2015